UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 3, 2010

United Parcel Service, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-15451 (Commission File Number)	58-2480149 (IRS Employer Identification No.)

55 Glenlake Parkway, N.E., Atlanta, Georgia (Address of principal executive offices)	30328 (Zip Code)
Registrant’s telephone number, including area code (404) 828-6000
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On November 3, 2010, the Compensation Committee (the “Committee”) of the Board of Directors of United Parcel Service, Inc. (the “Company”) approved changes to various compensation programs in which the named executive officers (“NEOs”) participate in order to further strengthen the link between pay and performance. The changes will be effective January 1, 2011.
As described in the compensation discussion and analysis contained in the definitive proxy statement filed on March 15, 2010, the overall compensation program for the NEOs includes the Management Incentive Program (“MIP”) in the form of cash and restricted stock units and the Long-Term Incentive (“LTI”) program in the form of stock options and restricted performance units (“RPUs”). Awards for both programs are granted under the shareowner-approved United Parcel Service, Inc. 2009 Omnibus Incentive Compensation Plan (the “2009 Plan”). So that 100% of long-term incentives are performance-based, the time-vested RPUs granted under the LTI are being eliminated effective January 1, 2012, and the value of the units will be incorporated into revised MIP award targets for the NEOs. The Company will continue to reward performance over a multi-year period through the grant of stock options to certain officers, including the NEOs. The target stock option award value at grant will be 45% of base salary for the CEO and 30% of base salary for the other NEOs. Grants are expected to be made annually.
In addition, MIP is being revised to further strengthen the alignment between business performance and incentive compensation in a manner that is intended to satisfy the performance-based exception for deductible compensation paid to “covered employees” under Section 162(m) of the Internal Revenue Code. The program will run on a calendar year basis, with the initial performance period commencing on January 1, 2011 and ending on December 31, 2011. The Company will use a formula to determine the maximum total amount of the potential MIP awards for those employees who are executive officers on January 1 of the performance period and the maximum individual award for each executive officer for the same performance period. The formula approved by the Committee that will establish the maximum total pool for executive officers in 2011 is 0.5% of net income as shown on the Company’s 2011 audited statements of consolidated income. A percentage of the pool is then allocated to each executive officer to establish the maximum potential MIP award for that executive officer for the performance period. The Compensation Committee may exercise its discretion to reduce the amount calculated based on the formula in determining the final MIP awards for the NEOs. In 2011, the maximum award payable to the CEO is 20% of the pool and to each of the other NEOs is 7.25% of the pool. If the Company does not have net income for the performance period, then no MIP awards will be payable to executive officers. After the maximum amount of the MIP award is determined by the formula and the allocation of the pool, the Committee will have discretion to decrease (but not increase) the MIP award actually paid to each of the executive officers, based on considerations including, but not limited to, Company performance relative to target objectives for the business elements applied to other non-executive employees, the general economic environment, the competitive position of the Company, individual performance, overall performance trends, the individual’s compensation relative to comparable positions in other companies, the individual’s compensation relative to other employees of the Company and such other factors as the Compensation Committee deems relevant. The target MIP award value is 165% of base salary for the CEO and 130% of base salary for the other NEOs, but the Compensation Committee retains the discretion to fix the final MIP awards for the NEOs at greater or less than target. The award will be paid one-third in cash and two-thirds in RPUs that vest ratably over five years in order to enhance stock ownership and to further align the interests of our executives and shareowners. Potential MIP awards are also subject to the maximum calendar year limitations set forth in the 2009 Plan. The MIP awards will be paid or granted, as applicable, on or before March 15 of the year following the applicable performance period.

Signatures
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITED PARCEL SERVICE, INC.
Date: November 9, 2010	By:	/s/ Kurt P. Kuehn
Kurt P. Kuehn
Senior Vice President and Chief Financial Officer